Exhibit 99.1
Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
Press Release
MICREL REPORTS 2013 FIRST QUARTER
FINANCIAL RESULTS

•	Revenues of $59.7 million, down 4.2% from the prior quarter

•	GAAP net income of $5.2 million, or $0.09 per diluted share compared to a net loss of $0.08 per diluted share in the prior quarter

•	Non-GAAP net income of $6.3 million, or $0.11 per diluted share compared to a net income of $0.08 per diluted share in the prior quarter

•	Gross margin of 52.0%, compared to 50.3% in the prior quarter

•	First quarter book to bill at 1:1

•	Micrel declares a quarterly dividend of $0.0425 per share
San Jose, CA, Apr. 25, 2013 - Micrel, Incorporated (Nasdaq NM: MCRL), a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets, today announced financial results for the first quarter ended March 31, 2013.
First quarter revenues totaled $59.7 million, a decrease of $2.6 million, or 4.2%, from $62.3 million in the fourth quarter of 2012. This decrease in revenues was driven by continued weakness in the computing and communications end-markets. Compared to the same period of last year, first quarter 2013 revenues were lower by $1.4 million, or 2.3%.
First quarter 2013 GAAP net income of $5.2 million, or $0.09 per diluted share, compares to fourth quarter 2012 GAAP net loss of $4.5 million, or a loss of $0.08 per diluted share, and GAAP net income of $5.9 million, or $0.10 per diluted share in the same period in 2012. First quarter 2013 non-GAAP net income of $6.3 million, or $0.11 per diluted share, compares to a fourth quarter 2012 non-GAAP net income of $4.7 million, or $0.08 per diluted share, and non-GAAP net income of $7.1 million, or $0.11 per diluted share in the same period of 2012. A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables at the end of this press release. Non-GAAP results exclude the impact of stock-based compensation expense with the related tax effects and deferred tax asset adjustment.

Micrel Reports 2013 First Quarter Financial Results
April 25, 2013

Commenting on the first quarter 2013 results, Micrel's President and CEO Ray Zinn said, “We continue to face macro-economic challenges. At the top line, we saw weakness in the computing and communications end markets. This was partially offset by growth in sales in the consumer end market, where revenues increased nicely on a sequential quarterly basis. Bookings were solid in the quarter with a book to bill ratio of 1:1 driven by strength in the industrial end market. In addition, I was pleased with our operational execution as evidenced by an improved gross margin of 52.0% for the quarter, up sequentially from 50.3%. We remain keenly focused on expense management with a nearly $1.8 million sequential quarter reduction in operating expenses that helped expand operating margins compared to the prior quarter. We also continue to maintain a strong balance sheet and ended the first quarter with cash, cash equivalents, and short term investments of $111.7 million, or $1.89 per share providing Micrel with significant financial flexibility.”
Outlook
Mr. Zinn continued, “We are pleased with our financial management and our success in stabilizing gross margins.  In addition, we are also encouraged by the improvements we have seen in our industrial, auto and consumer end markets.  We believe that Micrel is executing at a high level from an operational perspective, and we will continue to remain intensely focused on expense management.  Looking ahead, I am excited about the new products that we are introducing and believe that they will be drivers of growth for Micrel in the years to come.
“Based upon current inventory levels and demand estimates, the Company projects second quarter 2013 revenue growth will be in a range of plus 2% to 6% on a sequential basis.  Gross profit margin is expected to be in the range of 51% to 52%.  In addition, the Company estimates that second quarter 2013 GAAP net income will be approximately $0.07 to $0.09 per diluted share,” Mr. Zinn concluded.
Dividend
The Company announced today that Micrel's Board of Directors has authorized a quarterly cash dividend of $0.0425 per share of common stock. The payment of this dividend will be made on May 22, 2013, to shareholders of record as of May 8, 2013.

Micrel Reports 2013 First Quarter Financial Results
April 25, 2013

Conference Call
The Company will host a conference call today, April 25, 2013, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). President and Chief Executive Officer, Raymond Zinn, and Chief Financial Officer, Ray Wallin, will present an overview of the 2013 first quarter financial results, discuss current business conditions, and then respond to questions.
The call is available, live, to any interested party, on a listen-only basis, by dialing (866) 410-0553 and entering the participant code 824722 followed by the # key. For international callers, please dial (646) 583-7389 and enter the participant code 824722 followed by the # key. A live webcast will also be available at the 'Investors' section of Micrel's website at: www.micrel.com. An audio replay of the conference call will be available for all interested parties through May 2, 2013, by dialing (855) 410-0556 or (646) 583-7395 and entering the participant code 337159 followed by the # key. The webcast replay will also be available on the Company's website.

Micrel Reports 2013 First Quarter Financial Results
April 25, 2013

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns, and the nature and extent of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, rescheduling, or delayed orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computing, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for the Company's products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements and forecasts; the global economic situation; the ability of the Company's vendors and subcontractors to supply or manufacture the Company's products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel's operating cash flow, and economic and industry projections. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2013 First Quarter Financial Results
April 25, 2013

Non-GAAP Reporting
The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company's future operating results. The Company's management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation. In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share. These non-GAAP results exclude the impact of stock-based compensation expense with related taxes and a valuation allowance established against California deferred tax assets. Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company's on-going operating performance after exclusion of these items. The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.
Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP. It should also be noted that Micrel's non-GAAP information may be different from the non-GAAP information provided by other companies.
About Micrel
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computing products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide.
For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com.
-Financial Tables to Follow-

Micrel Reports 2013 First Quarter Financial Results
April 25, 2013

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net revenues	$59,733	$62,334	$61,151
Cost of revenues*	28,653	30,984	27,975
Gross profit	31,080	31,350	33,176
Operating expenses:
Research and development*	13,771	14,597	13,324
Selling, general and administrative*	11,861	12,824	11,160
Total operating expenses	25,632	27,421	24,484
Income from operations	5,448	3,929	8,692
Interest and other income (expense):
Interest income	126	158	201
Interest expense	—	—	(5)
Other income (expense)	(91)	(32)	—
Interest and other income (expense), net	35	126	196
Income before income taxes and noncontrolling interest	5,483	4,055	8,888
Provision for income taxes	238	8,557	2,981
Net income (loss)	5,245	(4,502)	5,907
Less: Net income (loss) attributable to noncontrolling interest	—	3	—
Net income (loss) attributable to Micrel, Incorporated	$5,245	$(4,499)	$5,907

Net income (loss) per share attributable to Micrel, Incorporated:
Basic	$0.09	$(0.08)	$0.10
Diluted	$0.09	$(0.08)	$0.10

Shares used in computing per share amounts:
Basic	58,270	58,172	60,855
Diluted	59,030	58,172	61,639

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$244	$338	$284
Research and development	652	929	745
Selling, general and administrative	723	995	753

Micrel Reports 2013 First Quarter Financial Results
April 25, 2013

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
GAAP net income (loss) attributable to Micrel, Incorporated	$5,245	$(4,499)	$5,907
Adjustments :
Stock-based compensation included in:
Cost of revenues	244	338	284
Research and development	652	929	745
Selling, general and administrative	723	995	753
Tax effect of adjustments	(550)	(720)	(626)
Stock-based compensation adjustments	1,069	1,542	1,156
Valuation allowance established against California deferred tax assets	—	7,627	—
Non-GAAP net income attributable to Micrel, Incorporated*	$6,314	$4,670	$7,063

Non-GAAP shares used in computing non-GAAP income per share attributable to Micrel, Incorporated:
Basic	58,270	58,172	60,855
Diluted	59,030	58,790	61,907

GAAP net income (loss) per share - Basic	$0.09	$(0.08)	$0.10
Total adjustments to GAAP net income (loss)	0.02	0.16	0.02
Non-GAAP net income per share - Basic	$0.11	$0.08	$0.12

GAAP net income (loss) per share - Diluted	$0.09	$(0.08)	$0.10
Total adjustments to GAAP net income (loss)	0.02	0.16	0.01
Non-GAAP net income per share - Diluted	$0.11	$0.08	$0.11

* Non-GAAP results were reached by excluding the stock-based compensation expense with related income tax effects and a valuation allowance established against California deferred tax assets. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

Micrel Reports 2013 First Quarter Financial Results
April 25, 2013

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$111,698	$103,630
Restricted cash	189	291
Accounts receivable, net	31,440	27,683
Inventories	41,809	42,256
Income taxes receivable	2,758	4,090
Other current assets	2,502	2,355
Deferred income taxes	19,894	19,811
Total current assets	210,290	200,116

LONG-TERM INVESTMENTS	4,241	4,159
PROPERTY, PLANT AND EQUIPMENT, NET	58,386	60,692
DEFERRED INCOME TAXES	626	16
GOODWILL	6,076	6,076
INTANGIBLE ASSETS, NET	9,012	7,906
OTHER ASSETS	1,401	2,489
TOTAL	$290,032	$281,454

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$17,295	$21,936
Deferred income on shipments to distributors	28,312	25,768
Other current liabilities	10,555	8,833
Total current liabilities	56,162	56,537

LONG-TERM INCOME TAXES PAYABLE	3,273	2,759
LONG-TERM DEFFERRED INCOME TAXES	1,054	1,054

SHAREHOLDERS' EQUITY:
TOTAL SHAREHOLDERS' EQUITY	229,543	221,104
TOTAL	$290,032	$281,454